Exhibit 99.1

KIRKLAND'S ANNOUNCES RESULTS OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Ann Joyce named Board Chair

NASHVILLE, Tenn., June 27, 2024 -- Kirkland's, Inc. (Nasdaq: KIRK) ("Kirkland's Home" or the "Company"), a specialty retailer of home décor and furnishings, today announced the results of its 2024 Annual Meeting of Shareholders held June 26, 2024 (the “Annual Meeting”).

Amy Sullivan was elected and Ann Joyce was re-elected to the Board of Directors (the “Board”). R. Wilson Orr, III and Steven J. Collins did not receive a majority of the votes cast, and each offered his resignation from the Board. The Board, after considering the shareholder vote, accepted the resignations, effective immediately, while acknowledging the significant contribution to the Company made by Messrs. Orr and Collins over their distinguished tenures. Also, effective immediately, the Board appointed Ms. Joyce as Chair of the Board and reduced the Board size from eight members to six.

“Ann is a respected retail industry executive who has worked closely with the management team as we have developed and executed our strategy to usher in a new chapter for Kirkland’s,” stated Amy Sullivan, President and Chief Executive Officer of the Company. “Her leadership as Chair will strengthen the Board’s oversight of that strategy.”

“On behalf of the Board and the entire leadership team at Kirkland’s, we thank Wilson and Steve for their leadership and dedication to the Company over the past two decades,” added Ms. Sullivan.

Other management proposals on the ballot at the Annual Meeting received strong shareholder support and approval:

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Amendment of the Company's Equity Incentive Plan
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Advisory vote to approve executive compensation
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Ratification of the appointment of independent auditors

About Kirkland's, Inc.

Kirkland's, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 328 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland's Home brand. The Company provides its customers with an engaging shopping experience characterized by a curated, affordable selection of home décor and furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating in-store and online environment provides the Company's customers with a unique brand experience. More information can be found at www.kirklands.com.